                                                                    EXHIBIT 10.1


                           ROASTING LICENSE AGREEMENT



         THIS AGREEMENT is made and entered into this 10th day of February, 2005, by and between Gloria Jean's Gourmet Coffees Corp., a corporation organized under the laws of Illinois ("Licensor"), and Jireh International Pty. Ltd., a corporation organized under the laws of Australia ("Licensee").

         WHEREAS, Licensor has expended considerable time, effort and money developing the gourmet coffee businesses, including the roasting, blending, flavoring and packaging of gourmet coffees under the Gloria Jean's brand name (the "Products");

         WHEREAS, the Products are marketed and sold under various names and packages with distinctive Gloria Jean's trademarks which Licensor and Licensee own (the "Marks");

         WHEREAS, Licensee has expended considerable time, effort and money to establish a coffee roasting and packaging facility in Australia, and Licensee desires to roast, blend, flavor and package the Products under the above referenced Marks in accordance with standards established by Licensor;

         WHEREAS, the Products are to be supplied to authorized Gloria Jean's customers in Australia and in other countries other than the United States and Puerto Rico; and

         WHEREAS, the parties hereto, among others, have entered into a Brand Management Agreement of even date herewith, which agreement is considered to be in the interests of the parties to maintain and develop the Gloria Jean's brand on a consistent basis.

1.       ROASTING RIGHTS AND OBLIGATIONS.

         1.1 Subject to the terms and conditions of this Agreement, Licensor hereby grants Licensee the exclusive right to roast, blend, flavor and package Products for sale to authorized Gloria Jean's customers (the "Customers") in all countries of the world other than the United States and Puerto Rico (the "Territory"). Licensee agrees that, during the Agreement term, it will at all times faithfully, honestly and diligently perform its obligations hereunder and will continuously exert its best efforts to roast and package Products in accordance with standards, criteria and markings established by Licensor.

         1.2 Licensee has the exclusive right to designate which Products it roasts, blends, flavors and packages.

2.       LICENSE FEE.

         2.1 Licensee shall pay to Licensor, as a license fee, the amounts set forth on Schedule 2.1 hereto (the "Guaranteed License Fees") on the dates set forth therein.

         2.2 As security for the payment of the Required Payments (as defined below) due to Licensor under this Agreement, and for the payments due under the Trademark License

Agreement and the Consulting Agreement (each as defined in the Asset Purchase Agreement by and among, among others, the parties hereto, dated December 5, 2004, and, together with this Agreement, referred to herein as the "Post-Closing Payment Agreements"), Licensee shall provide the following for the benefit of
Licensor:

                  (a)(i) Concurrent with the execution of this Agreement, Licensee shall obtain and deliver to Licensor two irrevocable documentary letters of credit (each, a "Letter of Credit") from National Australia Bank Ltd. (the "Bank") in favor of Licensor, each in the amount of US$500,000 and expiring no earlier than August 30, 2005 and February 28, 2006, respectively, and otherwise on the terms and substantially in the form of Exhibit A attached hereto. Notwithstanding the fact that, pursuant to Exhibit A attached hereto, the Required Payments due to Licensor under this Agreement are due on January 31 of each year hereafter (with January 31, 2011 being the date of the last payment), the parties acknowledge that it is the intent of the parties that Licensor will receive US$500,000 of the amount due approximately six (6) months prior to the date it is due under this Agreement via a documentary letter of credit issued by the Bank. Furthermore, notwithstanding the fact that the payment of the Required Payments is currently contemplated to be made to Licensor using the Letter of Credit mechanism, Licensee's obligation to make the Required Payments on January 31 each year (until January 31, 2011) is an absolute obligation, regardless of whether there are Letters of Credit in place to make such payments.

                           (ii) Licensee shall use commercially reasonable
efforts to renew each Letter of Credit as soon as practicable after it is fully drawn upon to effect the intent of the parties as described above until such time as all amounts due pursuant to the Post-Closing Payment Agreements have been paid in full.

                  (b) Licensee hereby grants to Licensor a security interest in the Acquired Assets, which security interest shall be subject and subordinate only to the lien of the Bank in the Acquired Assets. Concurrent with the execution of this Agreement, Licensee shall execute and deliver to Licensor: (i) a Deed of Charge in the form of Exhibit B attached hereto to evidence the security interest granted thereby; and (ii) a Guarantee and Indemnity Deed in the form of Exhibit C attached hereto.

                  (c) Licensee authorizes Licensor to file a Form UCC-1 with the Secretary of State of the State of California with respect to the Acquired Assets, and agrees to file the Australian counterpart to such form in Australia promptly after the execution and delivery of the Deed of Charge.

         2.3 Licensee's obligation to pay Licensor all of the Required Payments is an absolute, irrevocable commitment on the part of Licensee. Without limiting the foregoing, no cancellation or termination of this Agreement, breach of this Agreement by Licensor, or action or inaction on the part of Licensor (regardless of whether such actions or inactions are intentional, negligent or otherwise), shall relieve Licensee from its obligation to pay all of the Required Payments to Licensor. Furthermore, this Agreement may not be terminated by Licensee; provided, however, that if Licensor breaches this Agreement, and such breach is not remedied within fifteen (15) days of Licensor receiving notice of such breach, Licensee may seek damages for such breach;

provided further that, while any such action may be pending, Licensee shall continue to make all payments due Licensor hereunder.

         2.4 Not later than five (5) days after each anniversary of this Agreement, Licensee shall pay the Guaranteed License Fee identified on Schedule
2.1 to Licensor by wire transfer of immediately available funds to an account identified by Licensor in writing.

         2.5 Licensee agrees to maintain and preserve at its principal office, full, complete and accurate records and reports pertaining to the roasting, blending, flavoring, packaging and sales of Products. Licensor shall have the right to inspect, audit and make copies of such records and reports, during normal business hours and to inspect the premises of Licensee's roasting facility. Licensor will give Licensee ten (10) days prior written notice of any such inspection or audit.

3.       TERM.

         3.1 Unless otherwise specifically provided herein, the term of this Agreement shall commence on the date hereof and shall expire on the later of the date that all of the Required Payments have been paid to Licensor or the sixth
(6th) anniversary of the date hereof (the "Initial Term").

         3.2 On January 31, 2011, Licensee shall purchase from Licensor all roasting rights granted pursuant to this Agreement for consideration of US$850,000 (the "Roasting Rights Purchase Payment," and together with the Guaranteed License Fees, the "Required Payments"); provided that, Licensor shall not be obligated to sell and transfer such rights to Licensee unless and until:
(a) Licensee or its affiliates have made all payments required to be made to Licensor or its affiliates under the Trademark License Agreement and the Consulting Agreement; and (b) GJGCFC has entered into a U.S. Master Franchise Agreement in substantially the manner set forth in the Brand Management Agreement.

4.       SPECIFICATIONS.

         4.1 Licensor shall provide to Licensee specifications and standards for all Products, and Licensee shall establish roasting, blending, flavoring packaging procedures to be adhered to for the roasting and packaging of the Products by Licensee in accordance with the specifications prescribed by Licensor.

         4.2 Licensee shall forward to Licensor a one pound sample of each and every Gloria Jean's coffee that Licensee roasts on request, but not more frequently than every six (6) months.

5.       INSURANCE.

         Licensee agrees to maintain insurance necessary to comply with all Legal Requirements (as defined in the Asset Purchase Agreement) concerning insurance in Australia and to maintain general liability insurance against claims for product liability, bodily and personal injury, death and property damage caused by or occurring in connection with the conduct of Licensee's coffee roasting business pursuant to this Agreement.



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

6.       COMPLIANCE WITH LEGAL REQUIREMENTS/GOOD BUSINESS PRACTICES.

         Licensee shall secure and maintain in force in its name all required licenses, permits and certificates relating to the conduct of its business pursuant to this Agreement. Licensee shall in all dealings with Licensor, customers, public officials and other third parties adhere to high standards of honesty, integrity, fair dealing and ethical conduct.

7.       CURRENCY OF PAYMENT.

         Payments by Licensee to Licensor hereunder shall be made in US$ unless otherwise specified by Licensor. All payments hereunder to be calculated in United States Dollars and paid in US$ to Licensor.

8.       INDEPENDENT CONTRACTORS.

         8.1 It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them, that Licensor and Licensee are and shall be independent contractors, and that nothing in this Agreement is intended to make either party a general or special agent, joint venture, partner, or employee of the other for any purpose.

         8.2 Except as expressly authorized in writing, neither Licensor nor Licensee shall be obligated by or have liability under any agreement or representation made by the other that is not expressly authorized in writing, nor shall Licensor be obligated for any damages to any person or property directly or indirectly arising out of the roasting or packaging of Products pursuant to this Agreement.

9.       MARKS.

         Any unauthorized use of the Marks of Licensor by Licensee shall constitute a breach of this Agreement.

10.      TERMINATION.

         10.1 This Agreement may be terminated by Licensor in the event that:
(i) Licensee breaches this Agreement and such breach is not remedied by Licensee within fifteen (15) days of Licensee receiving notice of such breach; or (ii) Licensee breaches the Trademark License Agreement, the Consulting Agreement or the Brand Management Agreement (each as defined in the Asset Purchase Agreement) or any financing agreement with the Bank that pertains to the transactions contemplated by this Agreement or the transactions contemplated by the Asset Purchase Agreement and such breach is not cured within the time period set forth in the applicable document, if any.

         10.2 Upon the occurrence of any event referred to in Section 10.1, in addition to, and not in limitation of, the other remedies that Licensor may have, Licensor shall have the option to cause Licensee to immediately pay Licensor a sum certain amount equal to the sum of all amounts remaining to be paid under this Agreement.



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

         10.3 The amount of any late payments under this Agreement shall accrue interest at a simple rate per annum equal to the lesser of 9% or the maximum rate permitted by applicable law. Licensee acknowledges that its failure to pay all such amounts when due shall constitute grounds for termination of this Agreement notwithstanding the provisions of this Section 10.3.

11.      RIGHTS AND OBLIGATIONS UPON TERMINATION OR EXPIRATION.

         11.1 Licensor and Licensee agree that after the termination of this Agreement or expiration of the Agreement term, Licensee will return to Licensor all copies of any confidential materials which may have been loaned or made available by Licensee pursuant to this Agreement; and Licensee shall not represent any former affiliation with Licensor.

         11.2 Licensor recognizes that Licensee and its owners presently own and operate, and will continue to own and operate other businesses which roast, distribute and sell coffee through wholesale and retail channels in Australia.

12.      MISCELLANEOUS

         12.1 Licensee and Licensor may, by written instrument, waive any obligation of or restriction upon under this Agreement.

         12.2 The rights of Licensor and Licensee hereunder are cumulative and no exercise or enforcement by Licensor or Licensee of any right or remedy hereunder shall preclude the exercise or enforcement by Licensor or Licensee of any other right or remedy hereunder.

         12.3 Licensor and Licensee hereby waive to the fullest extent permitted by law any right to or claim for any punitive, exemplary or special damages against the other and agree that in the event of a dispute between them, except as otherwise provide herein, each shall be limited to the recovery of any actual damages sustained by it. Licensor and Licensee irrevocably waive trial by jury in any action, proceeding or counterclaim whether at law or in equity by either of them.

         12.4 Except as otherwise expressly provided in this Agreement, all legal, accounting and other fees, costs and expenses incurred in connection with this Agreement will be paid by the party incurring such fees, costs and expenses. If any party to this Agreement brings any action, suit, counterclaim, appeal, arbitration, mediation or other proceeding, in equity or at law (an "Action"), to enforce this Agreement or to declare rights under this Agreement, in addition to any damages and costs which the prevailing party or parties otherwise would be entitled, the losing party or parties in any such Action shall pay to the prevailing party or parties reasonable attorneys' fees and costs incurred in connection with such Action and/or enforcing any judgment, order, ruling or award (collectively, a "Decision") granted by a court, arbitrator or mediator, all of which must be paid whether or not such Action is prosecuted to a Decision. "Prevailing party" means, without limitation, any party who agrees to dismiss an action on the other party's payment of the sum allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it. If there are multiple claims, the prevailing party is to be determined with respect to each claim separately. The prevailing party is the party that has obtained the greater relief in connection with any particular claim, although,


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

with respect to any claim, it may be determined by the court, arbitrator or mediator that there is no prevailing party.

         12.5 This Agreement will be governed by, construed and enforced in accordance with the laws of the State of California, without regard to conflicts of laws doctrines.

         12.6 All provisions of this Agreement are severable and this Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained herein and partially valid and enforceable provisions shall be enforced to the extent they are valid and enforceable.

         12.7 This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party; provided that, Licensor, in its sole discretion, may assign this Agreement to an affiliate of Licensor; provided, further that, Licensor shall not be relieved of any of its obligations under this Agreement as a result of such assignment. This Agreement is not intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

         12.8 This Agreement, together with the exhibits and schedules attached hereto and incorporated herein, constitutes the entire agreement of the parties, and there are no other oral or written understandings or agreements between Licensor and Licensee relating to this Agreement. The headings of the several sections and subsections hereof are for convenience only and do not define, limit or construe the contents of such sections or subsections.

         12.9 All notices and other communications hereunder must be in writing and will be deemed given when delivered by hand, by commercial courier or overnight delivery service or by facsimile to the parties at the following addresses (or at such other address for a party as may be specified by like notice):

                  If to Licensor, to:
                                            Gloria Jean's Gourmet Coffees Corp.
                                            28 Executive Park, Suite 200
                                            Irvine, California  92614
                                            Attn:  Chief Executive Officer
                                            Facsimile:  (949) 260-1610

                  If to Licensee, to:
                                            Jireh International Pty. Ltd.
                                            11 Hoyle Avenue
                                            Castle Hill, NSW 2154
                                            Australia
                                            Attn:  Nabi Saleh
                                            Facsimile:  +61 2 9894 2210



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

         12.10 This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one instrument. Signatures transmitted electronically or by facsimile shall be deemed original signatures.



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

         IN WITNESS WHEREOF, the parties hereto have executed this Roasting License Agreement as of the date first above written.


                                        GLORIA JEAN'S GOURMET COFFEES CORP.


                                        By: /s/ Matthew C. McGuinness
                                            ------------------------------------
                                            Matthew C. McGuinness
                                            President


                                        JIREH INTERNATIONAL PTY. LTD.


                                        By: /s/ Nabi Saleh
                                            ------------------------------------
                                            Nabi Saleh
                                            Director

                                  SCHEDULE 2.1

                             GUARANTEED LICENSE FEES


PAYMENT DUE                           GUARANTEED LICENSE FEES (US$)
-----------                           -----------------------------
January 31, 2006                      $480,000

January 31, 2007                      $480,000

January 31, 2008                      $480,000

January 31, 2009                      $480,000

January 31, 2010                      $480,000

January 31, 2011                      $850,000 (the Roasting Rights Purchase Payment)

Exhibit A:        Form of Letter of Credit

Exhibit B:        Deed of Charge

Exhibit C:        Guarantee and Indemnity Deed